CONTRACT NUMBER:____________________

LICENSE AGREEMENT

This Development, License and Equipment Purchase Agreement (the “Agreement”) is entered into and effective as of December 17, 2002 (the “Effective Date”) by and among Microsoft Corporation, a Washington corporation located at One Microsoft Way, Redmond, WA 98052 (“Microsoft”) and Smarte Solutions, Inc., a Delaware corporation located at 611 South Congress Avenue, Suite 350, Austin, Texas 78704 (“Licensor”).

Recitals

A.

Microsoft is, among other things, a developer and publisher of computer software products.

B.

Microsoft desires to utilize unique proprietary anti-piracy and copy protection technology to protect Microsoft software products.

C.

Licensor is a developer and supplier of such anti-piracy and copy protection technology and desire to provide such a system to Microsoft pursuant to the terms and conditions of this Agreement.

Agreement

The parties agree as follows:

1.

DEFINITIONS

1.1

“Copy Protected Disc” means a Disc that has been produced from the Gold Master in accordance with the Process, along with files generated by a Media Replicator using licensed software provided to the Media Replicator by Licensor.

1.2

“Copy Protection File(s)” means the portion of the Software added to Licensed Product Code as output by SmarteSECURE App (as defined in Section 1.14 below) and/or added by Microsoft in accordance with the Process that, when reproduced on a Disc that includes file(s) generated by a Media Replicator’s licensed software, will perform the Process as more specifically described in Exhibit A.

1.3

“Disc” means a CD-ROM disc.

1.4

“Gold Master” means a Disc that contains Licensed Product Code, Copy Protection File(s), and the output generated by the Software.

1.5

“Licensed Product Code” means Microsoft’s original program files for Licensed Products which are to be produced onto Copy Protected Discs.

1.6

“Licensed Products” shall mean the software products that are created by or for Microsoft, excluding “Software” as described in Section 1.15 below, and that are distributed on Copy Protected Discs.  Licensed Products include Full Packaged Licensed Products and Jewelcase Licensed Products, as further defined in Section 4, respectively.

1.7

“Materials” means the Software and Copy Protection File(s), each as more particularly described in the specifications set forth in Exhibit A, including any and all documentation associated with any of the foregoing.

1.8

“Media Replicator(s)” means any CD-ROM mastering houses and/or replicators selected by Microsoft in its sole discretion to produce Copy Protected Discs.  Microsoft will provide a written list of all Media Replicators to Licensor, along with written updates or changes as necessary from time to time, and Licensor will ensure that all necessary steps are taken to support Media Replicators in producing Copy Protected Discs.

1.9

“Microsoft” means Microsoft Corporation and its affiliates.

1.10

“Microsoft OEM” means a manufacturer of computer hardware (e.g., computer systems, hard disk drives, CD-ROM drives or players, or peripheral hardware) that is licensed by Microsoft to distribute Licensed Products with such hardware under either Microsoft’s or the OEM’s trademarks.

1.11

“Microsoft Sales System” means Microsoft’s worldwide revenue reporting system, as such system may be implemented and changed by Microsoft in good faith from time to time during the term of this Agreement.

1.12

“Process” means the process of producing Copy Protected Discs as more particularly described in Exhibit A.

1.13

“Republisher” means a publisher of software products that is licensed by Microsoft to manufacture and distribute Licensed Products under either Microsoft’s or the Republisher’s trademarks.

1.14

“SmarteSECURE Application Protection Module and Media Protection Module (“SmarteSecure App”)” means the wrapping tool provided to Microsoft by Licensor, for the purpose of completing the first stage of wrapping licensed products.  SmarteSECURE App shall be used locally at Microsoft and is further described in Exhibit A

1.15

“Software” means a toolkit and/or other software provided by Licensor for use by Microsoft to produce encrypted Copy Protection Files (and all updates and modifications thereto) as more specifically described in Exhibit A.  Software shall include, without limitation, SmarteSECURE App and SmarteMASTER.

1.16

“Wrap” or “Wrapping” means to apply a protective layer to a Windows 32bit application file.

1.17

All other initially capitalized terms shall have the meanings assigned to them in this Agreement.

2.

LICENSE GRANT

2.1

Licensor grants to Microsoft a worldwide, nonexclusive license to use the Materials (and any other software or materials Licensor may provide to Microsoft in furtherance of this Agreement) in accordance with the Process in connection with the creation of Licensed Products. Licensor further grants to Microsoft a worldwide, nonexclusive license to publish Licensed Products, including a license to reproduce, translate, manufacture, market, advertise, display, transmit, publicly perform, distribute, directly or indirectly, and sell, license, rent or lease Licensed Products in any language to end-users, Republishers and Microsoft OEMs during the Term of this Agreement and to authorize third parties to exercise any and all of the foregoing rights, including the right to grant further sublicenses as necessary to replicate and distribute the Licensed Products so long as authorized third parties comply with the terms of this Agreement.  Microsoft may make any number of copies of the Software as necessary to exercise the foregoing rights. Microsoft shall not modify, decompile, disassemble or reverse engineer the Software or otherwise attempt to discover the underlying source code or trade secrets contained in the object code of the Software.

2.2

Microsoft’s license rights granted under this Section 2 shall extend to any new versions, editions, enhancements, changes, updates, amendments or other modifications to the Materials or any component(s) thereof (collectively, “Updates”) created by or for Licensor during the Term of this Agreement; provided, that (i) any Updates created as a result of custom engineering pursuant to Section 6.5 and Exhibit B, and/or (ii) any Updates incorporating any suggestions, comments, ideas, information, etc. regarding the Materials and communicated to Licensor by Microsoft in writing and accepted by Licensor, shall be exclusive to Microsoft, shall not itself use such Updates other than in the performance of this Agreement nor grant any third party any rights in or to any such Updates without the prior consent of Microsoft, which will not be unreasonably withheld or conditioned.  Licensor agrees to provide all Updates of the Materials to Microsoft promptly upon availability in the format(s) and manner specified in Exhibit A hereto.

3.

TERM

The term of this Agreement shall be three (3) years from the date Microsoft first makes a Licensed Product commercially available to the public, subject to automatic, successive renewal terms of twelve (12) months each, unless either Microsoft or Licensor gives the other party written notice of its intent not to renew at least sixty (60) days prior to the expiration of the initial terms or any succeeding term.

4.

FEES

4.1

Technology Fee.  Microsoft shall pay to Licensor a “Technology Fee” for each unit sold containing Licensed Product as set forth below.  The per-unit Technology Fee shall be based upon the net sales data captured in the Microsoft Sales System.

(a)

A Technology Fee of <**> per each retail unit of Full Packaged Licensed Product, regardless of the number of Copy Protected Disc(s) included in such Licensed Product.  A “Full Packaged License Product” shall mean a Licensed Product packaged in a shrink-wrapped cardboard box and/or packaged only within a shrink-wrapped plastic casing, or two or more Full Packaged Licensed Products shrink-wrapped together and sold for a single, indivisible price.

(b)

A Technology Fee of <**> per each OEM unit of Licensed Product, regardless of the number of Copy Protected Disc(s) included in such Licensed Product.

(c)

A Technology Fee of <**> per each retail or OEM unit of Jewelcase Licensed Product, regardless of the number of Copy-Protected Disc(s) included in such Licensed Product.  A “Jewelcase Licensed Product” shall mean a Licensed Product packaged only within a shrink-wrapped plastic casing sub-branded as “Classic Edition,” or two or more Jewelcase Licensed Products shrink-wrapped together and sold for a single, indivisible price.

(d)

<**> Technology Fee shall be paid with respect to: (i) Licensed Products distributed as “free,” “complimentary,” “no charge” or at nominal prices to promote or stimulate sales of Licensed Products, or (ii) Microsoft’s internal use and sale-to-employee copies.

4.2

Custom Engineering Fees.  Microsoft shall pay <**> per man-hour for custom engineering services as further described in Section 6.5 and Exhibit B herein.

4.3

Republisher Fees.  Microsoft will notify Licensor in writing of the identity of its Republishers and unless Microsoft agrees otherwise, the Republisher shall be solely responsible for payment of any applicable Technology Fees directly to Licensor.  Microsoft does not guarantee any level of performance by the Republishers, and Microsoft will have no liability to Licensor for any Republisher’s failure to make payments or otherwise perform its obligations under any applicable agreement between Microsoft and such Republisher and/or between Licensor and such Republisher.  An agreement between Licensor and any Republisher shall be solely negotiated by Licensor and such Republisher and will contain substantially similar terms and conditions as this Agreement; provided, however, Licensor agrees that the Technology Fee for each Republisher retail unit of Full Packaged or Jewelcase Licensed Product shall be <**>, regardless of the number of Copy Protected Disc(s) included in such Licensed Product.  Each Republisher is an intended third-party beneficiary of this Section 4.3.

5.

PAYMENT SCHEDULE; REPORTS

5.1

Payment of Technology Fees.

5.1.1

Within forty-five (45) days after the end of each fiscal quarter with respect to which Microsoft owed Licensor any Technology Fees, Microsoft shall furnish Licensor a fee statement together with payment for any amount shown thereby to be due to Licensor.  The Technology Fee statement shall be (a) based upon net sales data as captured in the Microsoft Sales System for the fiscal quarter then ended, (b) reflect Technology Fees generated in each of the four (4) worldwide regions, the United States (“US”), Europe, Middle East and Africa (“EMEA”), Asia (“ASIA”), and Canada, Latin America, Australia and New Zealand (“ICON”); and (c) shall contain information sufficient to discern how the Technology Fee payment was computed.

5.1.2

Microsoft shall provide Licensor with the following reports for SPAR, EMEA, ICON and ASIA within five (5) business days after the start of each fiscal quarter: an updated Microsoft Product Release Services report containing the following information for each Licensed Product: (a) the end item part number or license part number for OEM Licensed Products, (b) the part number description, (c) the status of the part number (i.e., active, to be developed, obsolete), and (d) the business stream (i.e., OEM or retail).

5.2

Payment of Custom Engineering Fees. Within 5 Business Days following the end of each calendar month, Licensor shall furnish Microsoft with an invoice for any custom engineering services requested by Microsoft and performed by Licensor within the previous month pursuant to Section 6.5.  Payment of the amount shown shall be due within forty-five (45) days after Microsoft’s receipt of such invoice.

6.

DELIVERY; ACCEPTANCE; SUPPORT SERVICES

6.1

Licensor agrees to deliver the initial version of the Materials to Microsoft on or before December 31, 2002 (the “Initial Version of Materials”).  The Initial Version of Materials shall be delivered according to and in conformance with the specifications set forth in Exhibit A.

6.2

Microsoft shall evaluate the Initial Version of Materials to determine whether it conforms to the specifications set forth in Exhibit A and shall submit to Licensor a written acceptance or rejection thereof based solely on such conformity within a reasonable period of time after Microsoft’s receipt of the Initial Version of Materials.  If Microsoft discovers any deviations from such specifications, Microsoft shall notify Licensor and Licensor shall have a reasonable period of time following receipt of notice from Microsoft to correct such deviations and deliver a conforming Initial Version of Materials to Microsoft for evaluation.  In the event Licensor does not deliver a conforming Initial Version of Materials within such time period, Microsoft may again reject the Materials and require Licensor to correct and resubmit any deviations, or alternatively, Microsoft shall be entitled to reject the Initial Version of Materials in its entirety and terminate this Agreement by written notice to Licensor, in which case Microsoft shall return the version of the Materials delivered to it by Licensor and any copies thereof.

6.3

Licensor agrees to deliver Updates to the Materials to Microsoft in accordance with the schedule set forth in Exhibit A.  The Updates shall be delivered according to and in conformance with the specifications set forth in Exhibit A.

6.4

Microsoft shall evaluate each Update to determine whether it conforms to the specifications set forth in Exhibit A and shall submit to Licensor a written acceptance or rejection thereof based solely on such conformity within a reasonable period of time after Microsoft' receipt of the Update.  If Microsoft discovers any deviations from such specifications, Microsoft shall notify Licensor and Licensor shall have a reasonable period of time following receipt of notice from Microsoft to correct such deviations and deliver a conforming version of the Update to Microsoft for evaluation.  In the event Licensor does not deliver a conforming version of the Update within such time period, Microsoft may again reject the Update and require Licensor to correct and resubmit any deviations, or alternatively, Microsoft shall be entitled to reject the Update in its entirety and terminate this Agreement by written notice to Licensor, in which case Microsoft shall return the Update and previous version of the Materials delivered to it by Licensor and any copies thereof (except as set forth in Section 15.3 below).

6.5

During the term of the Agreement, Licensor agrees to provide the support services, custom engineering services and training (“Services”) with respect to the Materials and Licensed Products in accordance with the support services plan set forth in Exhibit B (“Services Plan”).  Additionally, Licensor agrees that it shall promptly notify Microsoft in writing of any bugs, cracks, hacks, incompatibilities, errors, deviations from the specifications or other issues relating to the Materials (collectively, “Errors”) that Licensor becomes aware of during the Term of this Agreement.  If any Error(s) are not corrected within the applicable correction period as specified in the Services Plan, then Microsoft may, at its option: (i) extend the correction period; or (ii) terminate this Agreement, upon written notice to Licensor.

6.6

Notwithstanding anything to the contrary herein, in the event Microsoft uses any Materials or Updates for any commercial or revenue generating purpose, such Materials or Updates shall be deemed accepted under this Section 6.

7.

LICENSED PRODUCT MARKETING

7.1

Microsoft shall have the sole discretion to set and determine all terms and conditions of sale and/or licensing of Licensed Products, including price, position, distribution channels, and name, as well as all Licensed Product packaging, marketing materials, and advertising.

7.2

Microsoft, Microsoft OEMs and Republishers shall be entitled to subcontract the manufacture or reproduction of all or any portion of Licensed Products to any Media Replicator so long as the Media Replicator has been certified by Licensor and is equipped with the necessary tools for producing Copy Protected Discs.

8.

REPRESENTATIONS, WARRANTIES, AND COVENANTS OF LICENSOR

Licensor hereby represents, warrants, and covenants to Microsoft that:

8.1

Licensor has the full right and power to enter into and perform according to the terms of this Agreement, and that it has, and will have during the entire Term of this Agreement and for the period of time described in Section 15.1, the right to grant to Microsoft each of the rights herein granted.  Without limiting the foregoing, Licensor warrants that (i) use of the Materials and Upgrade(s) by Microsoft, Microsoft OEMS, Republishers or Media Replicators as provided under this Agreement does not directly, indirectly or contributorily violate any patent, copyright, trade secret, or other proprietary right of any third party, (ii) no other third party permissions or licenses are required for Microsoft to exercise any of the rights licensed to Microsoft hereunder with respect to the Materials and Process; and (iii) the Process shall properly function as specified in Exhibit A in connection with the Copy Protected Discs containing Licensed Products.  The foregoing warranty shall not apply to the extent a nonconformity is the result of: (a) modification of the Materials made other than by Licensor; (b) failure of Microsoft to use updated or modified Materials provided by Licensor and approved by Microsoft as set forth in Section 6 (provided that this subsection (b) shall not apply to Licensed Products in existence prior to the time Microsoft could reasonably implement the updated or modified Materials following Microsoft’s acceptance thereof); or (c) non-compliance by Microsoft to the specifications and defined use of Materials.

8.2

Personnel of Licensor shall be available to consult with respect to the Materials and Process with Microsoft and its personnel, at such times and for such periods as Microsoft may reasonably request in connection with the Services.  All Services shall be performed in a professional manner and shall be of a high grade, nature and quality and in accordance with the Services Plan.

8.3

In the production of the Materials all laws, statutes, ordinances, rules and regulations of each country, state, city, or other political entity having jurisdiction were fully complied with.

8.4

The export from the United States of Licensed Products to countries other than Iran, Iraq, Libya, Serbia, Sudan, North Korea, and Cuba is not subject to any export license requirements or other restrictions pursuant to applicable United States laws and regulations, and the use of the Materials to manufacture Licensed Products will not cause export from the United States of such Licensed Products to countries other than Iran, Iraq, Libya, Serbia, Sudan, North Korea, and Cuba to be subject to any such export license requirements or other restrictions. Microsoft agrees that it will comply with all import and export laws and regulations of all jurisdictions in which it imports and exports the Materials or output of the Process.

8.5

No copies of any Licensed Product Code shall be retained by Licensor.

9.

REPRESENTATIONS, WARRANTIES, AND COVENANTS OF MICROSOFT

Microsoft hereby represents, warrants, and covenants to Licensor that Microsoft has the full right and power to enter into and perform according to the terms of this Agreement.

10.

INDEMNITY

10.1

Licensor hereby agrees to indemnify, pay the defense costs of, and hold Microsoft, Microsoft OEMs, Republishers and Media Replicators and/or any of their respective directors, officers, employees, distributors and/or agents (collectively, the “Indemnitees”) harmless from any and all claims, demands, costs, liabilities, losses, expenses and damages (including attorneys' fees, costs, and expert witnesses' fees) arising out of or in connection with (a) any claim by an unaffiliated third party that (i) the Materials or Upgrades violate any patent, copyright, trade secret, trademark, or other proprietary right of such third party, (ii) third party permissions or licenses are required for Microsoft to exercise any of its license rights with respect to the Materials; or (iii)  relates to an Media Replicator’s performance of the service in replicating the Copy Protected Discs containing the Licensed Products; or (b) any claim which, taking the claimant's allegations to be true, would result in a breach by Licensor of any of Licensor’s warranties and covenants set forth in this Agreement.  Prompt notice shall be given to Licensor of any claim to which the foregoing indemnity relates and sole control of the defense and settlement of such claim shall rest solely with Licensor.  Microsoft shall provide, at Licensor’s expense, information, assistance and authority reasonably requested by Licensor to help Licensor to defend such claim or action.  Microsoft shall have the right, at its sole cost and expense, to employ separate counsel and participate in the defense of any claim or action.  Licensor may not settle any claim or action on any Indemnitees’ behalf under this Section 10 without first obtaining Microsoft’s written permission, which permission will not be unreasonably withheld.  The foregoing indemnity shall not apply to any claim arising as a result of (a) modification of the Materials made other than by Licensor; or (b) failure of an Indemnitee to use updated or modified Materials provided by Licensor and accepted by Microsoft as set forth in Section 6, to the extent such claim would have been avoided if such updated or modified Materials has been used, provided that this subsection (b) shall not apply to Licensed Products in existence prior to the time the Indemnitee(s) could reasonably implement the updated or modified Materials following Microsoft’s acceptance thereof.

10.2

If the Materials are in any action held to constitute an infringement of any third party's rights and its use is enjoined, Licensor shall immediately and at its expense:  (i) procure for Microsoft, Microsoft OEMs, Republishers and Media Replicators the right to continue its use of the Materials in accordance with this Agreement; or (ii) replace the Materials with an equivalent version that is non-infringing.

10.3

Each of the Indemnitees (other than Microsoft) is an intended third party beneficiary of this Section 10.

10.4

The indemnity provisions hereof shall survive any termination or expiration of this Agreement.

11.

NONDISCLOSURE AGREEMENT

Microsoft and Licensor have entered into a Microsoft Non-Disclosure Agreement and the parties agree that the terms of such agreements shall be deemed incorporated herein, and further, that all terms and conditions of this Agreement and any reports or statements delivered pursuant to this Agreement shall be deemed Confidential Information as defined therein.

12.

COPYRIGHT

Microsoft shall have the right to secure copyright protection for Licensed Products in Microsoft's own name and in all countries and territories where such protection is available and to exploit such copyright in Licensed Products; provided, however, that nothing herein shall be deemed to transfer any ownership rights held by Licensor in the Materials or the Process to Microsoft.

13.

AUDITS

13.1

Microsoft agrees to keep all proper records and books of account and all proper entries therein relating  to Microsoft Sales System reporting data for Licensed Products.

13.2

Licensor may cause an audit to be made, at its expense, of Microsoft’s applicable records in order to verify statements rendered hereunder by Microsoft.  Any such audit shall be conducted only by an independent certified public accountant (other than on a contingency fee basis) after prior written notice to Microsoft, and shall be conducted during regular business hours at Microsoft’s offices and in such a manner as not to interfere with Microsoft’s normal business activities.  In no event shall an audit with respect to any statement commence later than eighteen (18) months from the date of the statement involved, nor shall the audits be made hereunder more frequently than once annually, nor shall the records supporting any statements be audited more than once.  The results of any such audit shall be subject to the nondisclosure obligations set forth in Section 11.

13.3

In the event that Licensor makes any claim against Microsoft with respect to such audit, Licensor hereby agrees to make available to Microsoft, upon request, its records and reports pertaining to the audit and any such records and reports prepared for Licensor by its accountant(s).

14.

TERMINATION

In the event a party shall materially fail to perform or comply with this License Agreement or any material provision thereof, and fail to remedy the default within thirty (30) days after the receipt of notice to that effect, then the other parties shall have the right, at their sole option and upon written notice to the defaulting party, to terminate this License Agreement upon written notice.  Any notice of default hereunder shall be prominently labeled "NOTICE OF DEFAULT," and if to Microsoft, shall be copied to Microsoft's Law & Corporate Affairs Department, attn. U.S. Legal Group.  The rights and remedies provided in this Section shall not be exclusive and are in addition to any other rights and remedies provided by law or this Agreement.

15.

RIGHTS AND OBLIGATIONS UPON EXPIRATION OR TERMINATION

15.1

Upon the expiration or termination of this Agreement, Microsoft and its OEMs and Republishers shall further have the right to continue to reproduce, manufacture, sell or otherwise dispose of copies of each Licensed Product which is commercially available as of  the date of expiration or termination (each, a “Legacy Licensed Product”), such right to continue for so long as Microsoft elects to make such Legacy Licensed Product commercially available (and/or so long as any applicable OEM or Republisher agreements executed prior to termination of this Agreement remain in effect), and Microsoft shall continue to pay the Technology Fees thereon as provided in Section 4.1 of this Agreement and Licensor shall continue to provide the Services.  To the extent the parties choose to renew this Agreement following the initial term, and in connection therewith the parties agree to different Technology Fees, such new Technology Fees shall not apply to Legacy Licensed Products.

15.2

Upon the expiration or termination of this Agreement, Microsoft shall be entitled to retain copies of the Materials for support of OEMs, Republishers and end-users, and for internal use.

15.3

Expiration or termination of this Agreement for any reason shall not affect existing end user license agreements for the Licensed Product, which shall continue in full force and effect in accordance with their terms.  Sections  4, 5 and 8-27 shall survive expiration or termination of this Agreement.

16.

GOVERNING LAW, VENUE, ATTORNEYS' FEES

16.1

This Agreement shall be construed and controlled by the laws of the State of Washington, and Licensor further consents to jurisdiction by the state or federal courts sitting in the State of Washington.  Process may be served on either party by U.S. Mail, postage prepaid, certified or registered, return receipt requested, or by such other method as is authorized by law.

16.2

If either Microsoft or Licensor employs attorneys to enforce any rights arising out of or relating to this Agreement, the prevailing party shall be entitled to recover reasonable attorneys' fees and costs, including expert witness fees.

17.

NOTICES AND REQUESTS

All notices and requests in connection with this Agreement shall be deemed given as of the day they are (i) deposited in the U.S. mails, postage prepaid, certified or registered, return receipt requested; or (ii) sent by overnight courier, charges prepaid, with a confirming fax; and addressed as follows:

Licensor:

SMARTE SOLUTIONS, INC.

611 South Congress Avenue

Suite 350

Austin, TX  78704

Attention:

Michael B. Shapiro

Fax:

512 442-9326

Phone:

512 443-8749 x106

Microsoft:

MICROSOFT CORPORATION

One Microsoft Way

Redmond, WA  98052-6399

Attention:

PC Games Business Development

with a cc to:

MICROSOFT CORPORATION

One Microsoft Way

Redmond, WA  98052-6399

Attention:

Law & Corporate Affairs Department

Fax:

U.S. Legal Group

(425) 936-7329

or to such other address as the party to receive the notice or request so designates by written notice to the other.

18.

NO ASSIGNMENT

Licensor may not assign this Agreement, or any portion thereof, to any third party unless Microsoft expressly consents to such assignment in writing.  Any attempted assignment without such consent shall give Microsoft the right to terminate this Agreement effective upon written notice.

19.

LEGAL RELATIONSHIP

This Agreement is intended solely as a license agreement, and no partnership, joint venture, employment, agency, franchise, or other form of agreement or relationship is intended.

20.

SEVERABILITY

In the event that any provision of this Agreement is found invalid or unenforceable pursuant to judicial decree or decision, the remainder of this Agreement shall remain valid and enforceable according to its terms.  The parties intend that the provisions of this Agreement be enforced to the fullest extent permitted by applicable law.  Accordingly, the parties agree that if any provisions are deemed not enforceable, they shall be deemed modified to the extent necessary to make them enforceable.

21.

ENTIRE AGREEMENT/MODIFICATION/OFFER

The parties hereto agree that this Agreement constitutes the entire agreement between the parties with respect to the subject matter hereof and merges all prior and contemporaneous communications.  It shall not be modified except by a written agreement dated subsequent hereto signed on behalf Licensor and Microsoft by their duly authorized representatives.  Neither this Agreement nor any written or oral statements related hereto constitute an offer, and this Agreement shall not be legally binding until executed by both parties hereto.

22.

TAXES

In the event taxes are required to be withheld on payments made under this Agreement by any U.S. (state or federal) or foreign government, Microsoft may deduct such taxes from the amount owed Licensor and pay them to the appropriate taxing authority.  Microsoft shall in turn promptly secure and deliver to Licensor an official receipt for any taxes withheld.  Microsoft will use reasonable efforts to minimize such taxes to the extent permissible under applicable law.

23.

PRESS RELEASES

The content, timing and necessity of all press releases and/or similar communications, if any, regarding the non-confidential subject matter of this Agreement will be agreed upon in writing by both Parties prior to any press release or public announcement.  Licensor shall not use Microsoft’s name, trademark(s), or trade name(s) (whether registered or not), without the prior written consent of Microsoft, including without limitation identification to any third party that Licensor is a supplier of technology or equipment to Microsoft.

24.

NO OBLIGATION

Notwithstanding any other provision of this Agreement, Microsoft shall have no obligation to use or include the Materials in the manufacture of Microsoft software products.  Except as set forth in Sections 2 or 11, nothing in this Agreement will be construed as restricting Microsoft’s ability to acquire, license, develop, or use for itself, or have others acquire, license, develop, or use for Microsoft, similar product(s) performing the same or similar functions as the Materials, or to use, market and distribute such similar product(s) in addition to, or in lieu of, the Materials.

25.

INSURANCE

Licensor shall maintain Professional Liability and Errors & Omissions Liability Insurance (E&O) with policy limits of not less than Five Million Dollars ($5,000,000.00), each claim with a deductible of not more than Twenty-Five Thousand Dollars ($25,000.00).  Such insurance shall include coverage for infringement of any proprietary right of any third party, including without limitation copyright, trade secret, patent and trademark infringement as related to Licensor’s performance under this Agreement.  The E&O insurance retroactive coverage date will be no later than the Effective Date.  Licensor shall maintain an active policy, or purchase an extended reporting period providing coverage for claims first made and reported to the insurance company within two (2) years after Microsoft’s final payment related to this Agreement.  This E&O insurance shall apply only to claims, liabilities or damages (including legal fees) arising out of this Agreement.  Upon request, Licensor shall deliver to Microsoft proof of such coverage.  In the event that Licensor’s proof evidences coverage which Microsoft reasonably determines to be less than that required to meet Licensor’s obligations created by this Agreement, then Licensor agrees that it shall promptly acquire such coverage and notify Microsoft in writing thereof.

26.

INSOLVENCY, BANKRUPTCY

26.1

Licensor agrees that it shall provide Microsoft with a complete copy (including source code) of the Materials, which Microsoft shall archive and not permit review or use by any Microsoft employee or third party, and such Materials shall be subject to the Non-Disclosure Agreement entered into by the parties.  Contingent upon the following, Licensor grants Microsoft all license rights necessary (including the right to make modifications to correct Errors) to utilize the Materials in order to create Licensed Products consistent with the terms of this Agreement: (i) a petition under any bankruptcy act, receivership statute, or the like, as they now exist or as they may be amended, is filed by Licensor; (ii) such a petition is filed by any third party, or an application for a receiver of Licensor is made by anyone and such petition or application is not resolved favorably to Licensor within sixty (60) days; (iii) Licensor admits in writing its inability to pay its debts as they mature, or makes an assignment for the benefit of creditors; or (iv) Licensor is unable or unwilling to correct Errors as set forth in Section 6.5 herein.

26.2

In the event Microsoft or Microsoft OEMs use the Materials to create Licensed Products pursuant to this Section, Microsoft shall continue to pay Licensor its Technology Fees as specified in Section 5 herein.

27.

BINDING EFFECT

Subject to the limitations herein before expressed, this Agreement will inure to the benefit of and be binding upon the parties, their successors, administrators, heirs, and permitted assigns.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the dates indicated below.

MICROSOFT CORPORATION

               SMARTE SOLUTIONS, INC.

/s/ EDWARD VENTURA

/s/ MICHAEL SHAPIRO

Edward Ventura

Michael Shapiro

Name (Print)

Name (Print)

Director

CEO

3/19/2003

3/17/2003